As filed with the Securities and Exchange Commission on February 17, 2000

                                                      Registration No. 333-92325
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                 AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

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                                 INFORTE CORP.
             (Exact name of registrant as specified in its charter)

                                --------------

         Delaware                     7373                  36-3909334
     (State or other      (Primary Standard Industrial   (I.R.S. Employer
     jurisdiction of      Classification Code Number)  Identification No.)
     incorporation or
      organization)

                                 INFORTE CORP.
                       150 N. Michigan Avenue, Suite 3400
                            Chicago, Illinois 60601
                                 (312) 540-0900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                                Philip S. Bligh
                            Chief Executive Officer
                                 INFORTE CORP.
                       150 N. Michigan Avenue, Suite 3400
                            Chicago, Illinois 60601
                                 (312) 540-0900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

          Edwin D. Mason, Esq.                   Larry A. Barden, Esq.
            Foley & Lardner                         Sidley & Austin
             One IBM Plaza                           Bank One Plaza
           330 N. Wabash Ave.                    10 South Dearborn St.
        Chicago, Illinois 60611                 Chicago, Illinois 60603
             (312) 755-1900                          (312) 853-7785

                                --------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                --------------

  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of the common stock being registered. All amounts are estimates, except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee. All of these costs and expenses will be borne by the registrant.

      Securities and Exchange Commission filing fee................. $   15,180
      NASD filing fee...............................................      5,500
      Nasdaq listing fee............................................     81,625
      Blue Sky fees and expenses....................................     15,000
      Transfer agent expenses and fees..............................      6,000
      Printing and engraving........................................    215,000
      Accountants' fees and expenses................................    147,700
      Legal fees and expenses.......................................    250,000
      Miscellaneous.................................................    683,000
                                                                     ----------
        Total....................................................... $1,419,005
                                                                     ==========

Item 14. Indemnification of Directors and Executive Officers.

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or permits a Delaware corporation to grant, indemnity to present or former directors and executive officers, as well as certain other persons serving at the request of the corporation in related capacities. This permitted indemnity is sufficiently broad to permit indemnification for liabilities arising under the Securities Act of 1933, including reimbursement for expenses incurred.

    The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors under the certificate of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. The registrant's certificate of incorporation and bylaws provide for the indemnification of directors, former directors and executive officers to the maximum extent permitted by Delaware law. The registrant's certificate of incorporation and bylaws also provide that it may purchase and maintain insurance on behalf of a director or officer against liability asserted against the director or officer in such capacity. In addition, the registrant has entered into Indemnification Agreements (Exhibit 10.7 hereto) with each executive officer and director. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among the registrant and the underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

    Within the past three years, we have sold the following securities which were not registered under the Securities Act:

    Between July 31, 1996 and August 15, 1998, we sold a total of 1,665,000 shares of our common stock to six of our key employees for aggregate consideration of approximately $116,550.

The purchases and sales were exempt pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only, not with a view toward distribution, and received or had access to adequate information about Inforte.

    Since adoption of our incentive stock option plan in 1995 and through December 31, 1999, we have granted stock options to employees to purchase 6,535,225 shares of common stock with exercise prices ranging from $0.02 to $7.00 per share pursuant to the plan. Of these options, 4,206,154 have been exercised for an aggregate consideration of $290,060. The issuance of common stock upon exercise of the options was exempt pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan.

    No underwriters were employed in any of the above transactions.

    Appropriate legends were affixed to the share certificates issued in the transactions.

Item 16. Exhibits and Financial Statement Schedules.

    (a) Exhibits

 Exhibit No. Description
 ----------- -----------
  1.1+       Form of Underwriting Agreement
  3.1+       Certificate of Incorporation
  3.2+       Amended and Restated Bylaws
  5.1        Legal Opinion of Foley & Lardner as to legality of securities
 10.2+       Loan Agreement dated as of September 16, 1999 between the
             registrant and Citibank, N.A.
 10.3+       Amended and Restated 1995 Incentive Stock Option Plan
 10.4+       Amended and Restated 1997 Incentive Compensation Plan
 10.5+       Form of Stock Option Agreement
 10.6+       Amended and Restated 1999 Employee Stock Purchase Plan
 10.7+       Form of Director/Officer Indemnification Agreement
 10.8+       Shareholder Loan Agreement
 23.1+       Consent of Independent Auditors
 23.2+       Consent of Foley & Lardner (included in Exhibit 5.1)
 23.3+       Consent of International Data Corporation
 24.1+       Power of Attorney
 27.1+       Financial Data Schedule for Year ended December 31, 1999
 99.1+       Consent of Al Ries as Proposed Director
 99.2+       Consent of Edgar D. Jannotta as Proposed Director
 99.3+       Consent of Ray Kurzweil as Proposed Director
 99.4+       Consent of Michael E. Porter as Proposed Director

--------
+ Previously filed.

    (b) Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt deliver to each purchaser.

    The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against such public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issues.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 17, 2000.

                                          Inforte Corp.

                                                    /s/ Philip S. Bligh
                                          By___________________________________
                                             Philip S. Bligh, President, Chief
                                              Executive Officer, and Chairman

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Philip S. Bligh           President, Chief Executive  February 17, 2000
______________________________________  Officer, and Chairman
           Philip S. Bligh

        /s/ Stephen C. P. Mack         Chief Operating Officer     February 17, 2000
______________________________________  and Director
          Stephen C. P. Mack

           /s/ Nick Padgett            Chief Financial Officer,    February 17, 2000
______________________________________  Chief Accounting Officer,
             Nick Padgett               and Director


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